Exhibit 99d
                         PART I - FINANCIAL INFORMATION

Item 1.  Financial Statements

        GENERAL ELECTRIC CAPITAL CORPORATION AND CONSOLIDATED AFFILIATES

              Condensed Statement of Current and Retained Earnings

                                   (Unaudited)

                                                     Second quarter ended                      Six months ended
                                             -----------------------------------      --------------------------------
                                                 June 29, 2002    June 30, 2001       June 29, 2002    June 30, 2001
                                             ----------------     --------------       -----------     -------------
(Dollars in millions)

Revenues
Revenues from services                           $      10,776     $       10,718     $     21,365    $       21,728
Sales of goods                                             899                960            1,715             2,028
                                                  ------------      -------------       ----------      ------------
                                                        11,675             11,678           23,080            23,756
Expenses
Interest                                                 2,335              2,512            4,511             5,256
Operating and administrative                             2,966              3,165            6,033             6,579
Cost of goods sold                                         822                866            1,564             1,827
Insurance losses and policyholder and
     annuity benefits                                    1,990              2,113            3,940             4,053
Provision for losses on financing
     receivables                                           780                447            1,410               907
Depreciation and amortization of buildings
     and equipment and equipment on
     operating leases                                      882                791            1,704             1,578
Minority interest in net earnings of
     consolidated affiliates                                27                 17               49                47
                                                  ------------      -------------       ----------      ------------
                                                         9,802              9,911           19,211            20,247
Earnings
Earnings before income taxes and
accounting changes                                       1,873              1,767            3,869             3,509
Provision for income taxes                                (301)              (341)            (692)             (743)
                                                  ------------      -------------       ----------      ------------
Earnings before accounting changes                       1,572              1,426            3,177             2,766
Cumulative effect of accounting changes                      -                  -           (1,015)             (158)
                                                  ------------      -------------       ----------      ------------

Net Earnings                                             1,572              1,426            2,162             2,608
Dividends                                                 (444)              (531)            (987)           (1,060)
Retained earnings at beginning of period                23,601             20,347           23,554            19,694
                                                  ------------      -------------       ----------      ------------

Retained earnings at end of period               $      24,729      $      21,242       $   24,729      $     21,242
                                                  ============      =============       ==========      ============


See Notes to Condensed, Consolidated Financial Statements.

        GENERAL ELECTRIC CAPITAL CORPORATION AND CONSOLIDATED AFFILIATES

                    Condensed Statement of Financial Position


(Dollars in millions)                                                    June 29, 2002              December 31, 2001
                                                                       --------------------        -------------------
                                                                            (Unaudited)
Assets
Cash and equivalents                                                   $               8,082        $             6,784
Investment securities                                                                 84,470                     78,723
Financing receivables:
     Time sales and loans, net of deferred income                                    131,873                    120,708
     Investment in financing leases, net of deferred income                           56,899                     55,336
                                                                        --------------------         ------------------
                                                                                     188,772                    176,044
     Allowance for losses on financing receivables                                    (5,183)                    (4,743)
                                                                        --------------------         ------------------
         Financing receivables - net                                                 183,589                    171,301
Insurance receivables - net                                                           11,795                     10,642
Other receivables - net                                                               15,383                     15,132
Inventories                                                                              266                        270
Equipment on operating leases (at cost), less accumulated
amortization of $10,036 and $9,133                                                    29,223                     27,314
Intangible assets                                                                     20,357                     18,882
Other assets                                                                          62,598                     52,028
                                                                        --------------------         ------------------
         Total assets                                                  $             415,763        $           381,076
                                                                        ====================         ==================

Liabilities and share owners' equity
Short-term borrowings                                                  $             127,070        $           154,124
Long-term borrowings:
     Senior                                                                          121,544                     75,601
     Subordinated                                                                        883                        873
Insurance liabilities, reserves and annuity benefits                                  96,648                     82,224
Other liabilities                                                                     26,564                     26,930
Deferred income taxes                                                                  8,602                      8,111
                                                                        --------------------         ------------------
         Total liabilities                                                           381,311                    347,863
                                                                        --------------------         ------------------

Minority interest in equity of consolidated affiliates                                 1,724                      1,650
                                                                        --------------------         ------------------
Accumulated gains/(losses) - net
     Investment securities                                                               153                       (362)
     Currency translation adjustments                                                   (672)                      (564)
     Derivatives qualifying as hedges                                                 (1,248)                      (832)
                                                                        --------------------         ------------------
Accumulated non-owner changes in share owners' equity                                 (1,767)                    (1,758)
Capital stock                                                                              4                          4
Additional paid-in capital                                                             9,762                      9,763
Retained earnings                                                                     24,729                     23,554
                                                                        --------------------         ------------------
         Total share owners' equity                                                   32,728                     31,563
                                                                        --------------------         ------------------
         Total liabilities and share owners' equity                    $             415,763        $           381,076
                                                                        ====================         ==================


See Notes to Condensed, Consolidated Financial Statements.

        GENERAL ELECTRIC CAPITAL CORPORATION AND CONSOLIDATED AFFILIATES

                        Condensed Statement of Cash Flows
                                   (Unaudited)

                                                                                        Six months ended
                                                                           -----------------------------------------
 (Dollars in millions)                                                        June 29, 2002         June 30, 2001
                                                                           -----------------     -------------------
Cash Flows from Operating Activities
Net earnings                                                               $           2,162      $       2,608
Adjustments to reconcile net earnings to cash provided from
   operating activities:
     Cumulative effect of accounting changes                                           1,015                158
     Provision for losses on financing receivables                                     1,410                907
     Depreciation and amortization of buildings and equipment and
     equipment on operating leases                                                     1,704              1,578
     Other - net                                                                       1,417              4,250
                                                                           -----------------     ----------------
         Cash from operating activities                                                7,708              9,501
                                                                           -----------------     ----------------

Cash Flows from Investing Activities
Increase in loans to customers                                                       (86,830)           (62,855)
Principal collections from customers - loans                                          81,930             60,242
Investment in equipment for financing leases                                         (11,078)            (7,832)
Principal collections from customers - financing leases                                8,813              8,185
Net change in credit card receivables                                                 (1,398)             1,234
Buildings and equipment and equipment on operating leases:
     - additions                                                                      (4,543)            (6,372)
     - dispositions                                                                    2,427              3,497
Payments for principal businesses purchased, net of cash acquired                     (5,244)            (3,280)
Purchases of securities by insurance and annuity businesses                          (18,498)           (16,015)
Dispositions and maturities of securities by insurance and annuity
     businesses                                                                       15,677             12,673
Other - net                                                                             (553)              (680)
                                                                           -----------------     ---------------
         Cash used for investing activities                                          (19,297)           (11,203)
                                                                           -----------------     ---------------

Cash Flows from Financing Activities
Net change in borrowings (maturities 90 days or less)                                 (35,865)                395
Newly issued debt:
                  - short-term (maturities 91-365 days)                                 1,710               2,333
                  - long-term (longer than one year)                                   56,569               8,848
Proceeds - nonrecourse, leveraged lease debt                                              585                 856
Repayments and other reductions:
                  - short-term (maturities 91-365 days)                               (12,057)             (5,895)
                  - long-term (longer than one year)                                      784              (3,878)
Principal payments - nonrecourse, leveraged lease debt                                   (321)               (170)
Proceeds from sales of investment contracts                                             3,805               3,551
Cash received upon assumption of insurance liabilities                                  2,406                   -
Redemption of investment contracts                                                     (3,742)             (3,506)
Dividends paid                                                                           (987)             (1,062)
                                                                             ----------------     ----------------
         Cash from financing activities                                                12,887               1,472
                                                                             ----------------     ----------------
Increase/(decrease) in Cash and Equivalents During the Period                           1,298                (230)
Cash and Equivalents at Beginning of Period                                             6,784               5,819
                                                                             ----------------     ----------------
Cash and Equivalents at End of Period                                         $         8,082      $        5,589
                                                                             ================     ================


See Notes to Condensed, Consolidated Financial Statements.

        GENERAL ELECTRIC CAPITAL CORPORATION AND CONSOLIDATED AFFILIATES

              Notes to Condensed, Consolidated Financial Statements
                                   (Unaudited)

     1. The accompanying condensed, consolidated quarterly financial statements represent the consolidation of General Electric Capital Corporation and all majority-owned and controlled affiliates (collectively called "GECC"). All significant transactions among the parent and consolidated affiliates have been eliminated. Certain prior period data have been reclassified to conform to the current period presentation.

     2. The condensed, consolidated quarterly financial statements are unaudited. These statements include all adjustments (consisting of normal recurring accruals) considered necessary by management to present a fair statement of the results of operations, financial position and cash flows. The results reported in these condensed, consolidated quarterly financial statements should not be regarded as necessarily indicative of results that may be expected for the entire year.

     3. The Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standards (SFAS) 142, Goodwill and Other Intangible Assets, generally became effective on January 1, 2002. Under SFAS 142, goodwill is no longer amortized but is tested for impairment using a fair value methodology.

     GECC ceased amortizing goodwill effective January 1, 2002. Simultaneously, to maintain a consistent basis for its measurement of performance, management revised previously-reported segment information to correspond to the earnings measurements by which businesses were to be evaluated. In accordance with the requirements of SFAS 131, Reporting Segments of a Business Enterprise, previously reported segment results (presented under the heading Operating
Segments on pages 8 and 14), have been restated to be consistent with 2002 reporting. Goodwill amortization expense for the quarter and six months ended June 30, 2001, was $150 million ($116 million after tax) and $301 million ($235 million after tax), respectively. The effect on earnings of excluding such goodwill amortization from the second quarter and first six months of 2001 follow:

                                                      Second quarter ended                         Six months ended
                                              -------------------------------------    ---------------------------------------
(Dollars in millions)                          June 29, 2002       June 30, 2001        June 29, 2002        June 30, 2001
                                              ----------------    -----------------    -----------------    -----------------
Earnings before accounting changes            $        1,572      $          1,426      $         3,177      $          2,766
                                              ----------------    -----------------    -----------------    -----------------
Earnings before accounting changes,
   excluding 2001 goodwill amortization       $        1,572      $          1,542      $         3,177      $          3,001
                                              ----------------    -----------------    -----------------    -----------------
Net earnings                                  $        1,572      $          1,426      $         2,162      $          2,608
                                              ----------------    -----------------    -----------------    -----------------
Net earnings, excluding 2001 goodwill
   amortization                               $        1,572      $          1,542      $         2,162      $          2,843
                                              ----------------    -----------------    -----------------    -----------------

     Under SFAS 142, GECC was required to test all existing goodwill for impairment as of January 1, 2002, on a "reporting unit" basis. A reporting unit is the operating segment unless, at businesses one level below that operating segment (the "component" level), discrete financial information is prepared and regularly reviewed by management, in which case such component is the reporting unit.

     A fair value approach is used to test goodwill for impairment. An impairment charge is recognized for the amount, if any, by which the carrying amount of goodwill exceeds its fair value. Fair values were established using discounted cash flows. When available and as appropriate, comparative market multiples were used to corroborate discounted cash flow results.

     The result of testing goodwill of GECC for impairment in accordance with SFAS 142, as of January 1, 2002, was a non-cash charge of $1,204 million ($1,015 million after tax), which is reported in the caption "Cumulative effect of accounting changes". Substantially all of the charge relates to the IT Solutions business and the GE Auto and Home business, a direct subsidiary of GE Financial Assurance. The primary factors resulting in the impairment charge were the difficult economic environment in the information technology sector and heightened price competition in the auto insurance industry. No impairment charge was appropriate under the FASB's previous goodwill impairment standard, which was based on undiscounted cash flows.

                                                    At June 29, 2002                      At December 31, 2001
                                           -----------------------------------    -------------------------------------
                                            Gross Carrying        Accumulated      Gross Carrying        Accumulated
Intangibles Subject to Amortization            Amount             Amortization        Amount             Amortization
                                           -----------------    ---------------    ----------------    ----------------
(Dollars in millions)
Present value of future profits (PVFP)      $        5,481     $        (3,320)    $        5,237      $       (3,204)
Capitalized software                                 1,201                (447)             1,119                (362)
Servicing assets                                     3,941              (3,080)             3,766              (2,627)
All other                                              847                (494)               956                (477)
                                           -----------------    ---------------    ----------------    ----------------
Total                                       $       11,470     $        (7,341)    $       11,078      $       (6,670)
                                           =================    ===============    ================    ================

     Amortization expense related to intangible assets, excluding goodwill for the second quarter of 2002 and 2001, was $431 million and $367 million, respectively and for the first six months of 2002 and 2001 was $689 million and $591 million, respectively. The estimated percentage of the December 31, 2001 net PVFP balance to be amortized over each of the next five years follows:

                            2002                                 13.3%
                            2003                                 10.6%
                            2004                                  8.9%
                            2005                                  7.4%
                            2006                                  6.2%

     Amortization expense for PVFP in future periods will be affected by acquisitions, realized capital gains/losses or other factors affecting the ultimate amount of gross profits realized from certain lines of business. Similarly, future amortization expense for other intangibles will depend on acquisition activity and other business transactions.

Goodwill

         Goodwill balances follow:

                              GE Commercial       GE Consumer       GE Equipment                         All Other
(Dollars in millions)            Finance            Finance          Management       GE Insurance         GECC           Total
                             -----------------    -------------    ----------------   -------------    -------------   -------------
Balance,
  December 31, 2001          $    2,596            $   3,770       $    1,160          $   2,053        $  4,895        $  14,474
Acquisitions/Purchase
  Price Accounting
  Adjustments                       857                1,170               12                400             251            2,690
Transition Impairment
  (Pre-Tax)                           -                    -                -                  -          (1,204)          (1,204)
All Other                            13                  112               23                120               -              268
                             -----------------    -------------    ----------------   -------------    -------------   -------------
Balance,
  June 29, 2002              $    3,466            $   5,052        $    1,195         $   2,573       $   3,942        $  16,228
                             =================    =============    ================   =============    =============   =============

     As previously disclosed, GECC acquired Heller Financial, Inc. (Heller) on October 24, 2001. GECC substantially completed its purchase accounting for Heller during the second quarter of 2002.

     4. At January 1, 2001, GECC adopted SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended. Under SFAS 133, all derivative instruments are recognized in the statement of financial position at their fair values. The cumulative effect of adopting this standard was a one-time reduction of net earnings in the first quarter of 2001 of $38 million and comprised a portion of the effect of marking to market options and currency contracts used for hedging. Also at January 1, 2001, GECC adopted the consensus of the Emerging Issues Task Force of the FASB on accounting for impairment of beneficial interests (EITF 99-20). Under this consensus, impairment of certain beneficial interests in securitized assets must be recognized when the asset's fair value is below its carrying value and it is probable that there has been an adverse change in estimated cash flows. The cumulative effect of adopting EITF 99-20 was a one-time reduction of net earnings in the first quarter of 2001 of $120 million.

     5. A summary of increases/(decreases) in share owners' equity that do not result directly from transactions with share owners, net of income taxes, follows:

                                                                              Second quarter ended
                                                                            --------------------------
(Dollars in millions)                                                       6/29/02          6/30/01
                                                                            ----------      ----------

Net earnings                                                                $   1,572        $  1,426
Investment securities - net changes in value                                      823            (809)
Currency translation adjustments                                                   57             (11)
Derivatives qualifying as hedges - net changes in value                          (749)            339
                                                                            ----------      ----------
Total                                                                       $   1,703        $    945
                                                                            ==========      ==========

                                                                                Six months ended
                                                                            --------------------------
(Dollars in millions)                                                        6/29/02          6/30/01
                                                                            ----------      ----------
Net earnings                                                                $   2,162        $  2,608
Investment securities - net changes in value                                      515             (67)
Currency translation adjustments                                                 (108)            123
Derivatives qualifying as hedges - net changes in value                          (416)            (55)
Cumulative effect on share owners' equity of adopting SFAS 133                      -            (810)
                                                                            ----------      ----------
Total                                                                       $   2,153        $  1,799
                                                                            ==========      ==========

     6. Revenues and net earnings before accounting changes of GECC, by operating segment, for the quarter and six months ended June 29, 2002 and June 30, 2001 can be found in the consolidated tables on pages 8 and 14 of this report.

Item 2.  Management's Discussion and Analysis of Results of Operations

A. Results of Operations - Second quarter of 2002 compared with second quarter of 2001.

Overview

     GECC net earnings before accounting changes (discussed in notes 3 and 4 to the condensed, consolidated financial statements) for the second quarter of 2002 were $1,572 million, a $146 million (10%) increase from the second quarter of 2001. Excluding the effect of the prior year goodwill amortization ($116 million after tax), net earnings before accounting changes increased 2% reflecting contributions from acquisitions, productivity and origination growth, which more than offset increased credit losses, $230 million lower after-tax gains from investment securities (including a $110 million after tax impairment on
WorldCom, Inc. bonds), and $82 million after tax of lower gains on securitizations. Contributions from acquired companies to net earnings in the second quarter of 2002 and 2001 included approximately $168 million and $20 million, respectively. Acquisitions are integrated as quickly as possible; only earnings during the first 12 months following the quarter in which the acquisition is completed are considered to be related to acquired companies.

Operating Results

     Total revenues remained flat at $11,675 million for the second quarter of 2002, compared with $11,678 million for the second quarter of 2001. This slight decrease primarily resulted from portfolio losses at GE Financial Assurance (including $167 million ($110 million after tax) of pretax impairment on WorldCom, Inc. bonds), and the absence of a current year counterpart to Americom which was divested in the fourth quarter of 2001, the combination of which were offset by acquisitions.

     Interest expense on borrowings for the second quarter of 2002 was $2,335 million, 7% lower than for the second quarter of 2001. The decrease reflected the effects of lower interest rates, partially offset by the effects of higher average borrowings used to finance acquisitions and asset growth. The average composite interest rate on GECC's borrowings for the second quarter of 2002 was 4.01% compared with 5.37% in the second quarter of 2001.

     Operating and administrative expenses were $2,966 million for the second quarter of 2002, a 6% decrease over the second quarter of 2001. The decrease primarily reflected productivity gains in the GE Insurance and GE Equipment Management segments and a decrease in amortization expense related to goodwill, as in accordance with SFAS 142 GECC ceased amortizing goodwill effective January 1, 2002. These decreases were partially offset by operating and administrative expenses associated with recent acquisitions.

     Cost of goods sold is associated with activities of GECC's computer equipment distribution business. This cost amounted to $822 million for the second quarter of 2002, compared with $866 million for the second quarter of 2001. The decrease primarily reflected volume declines at IT Solutions.

     Insurance losses and policyholder and annuity benefits decreased $123 million to $1,990 million for the second quarter of 2002, compared with the second quarter of 2001. The decrease is primarily a result of reduced premium volume at GE Financial Assurance and favorable development on prior year loss reserves at Mortgage Insurance, partially offset by the effects of business acquisitions.

     Provision for losses on financing receivables were $780 million for the second quarter of 2002 compared with $447 million for the second quarter of 2001. These provisions principally relate to consumer receivables and leases (private-label credit cards, bank credit cards, personal loans and auto loans) as well as commercial receivables (commercial, industrial, and equipment loans and leases), all of which are discussed below under Portfolio Quality. The increase in the provision reflected higher average receivable balances, while the mix of commercial receivables, which historically have lower losses than consumer receivables, increased as a percentage of the total portfolio. The increase also reflected increased reserve requirements in the GE Commercial Finance businesses consistent with economic trends. Future provisions for losses will depend primarily on the size of the portfolio, which is expected to continue to grow, and on associated business and economic conditions.

     Depreciation and amortization of buildings and equipment and equipment on operating leases increased to $882 million for the second quarter of 2002, compared with $791 million for the second quarter of 2001. The increase was principally the result of higher levels of equipment on operating leases, primarily reflecting origination growth and acquisitions, partially offset by the divestiture of Americom.

     Provision for income taxes was $301 million for the second quarter of 2002 (an effective tax rate of 16.1%), compared with $341 million for the second quarter of 2001 (an effective tax rate of 19.3%). The lower effective tax rate primarily reflected the impact of increased low taxed earnings from international operations, and the benefits of a settlement with the Internal Revenue Service ("IRS") resulting from revised IRS regulations, allowing the deductibility of previously realized losses associated with the prior disposition of Kidder Peabody preferred stock that were larger than the prior year tax benefits from restructuring at Penske.

Operating Segments

     Revenues and net earnings before accounting changes of GECC, by reorganized operating segment, for the second quarter ended June 29, 2002 and June 30, 2001 are summarized and discussed below. Second quarter 2002 and 2001 amounts have been reclassified to conform to the new business segments formed as a consequence of the reorganization of the Corporation's businesses as announced by its parent, General Electric Company ("GE") on July 26, 2002 and changes in the amortization of goodwill, effective as of January 1, 2002.

       Consolidated
                                                             Second quarter ended
                                                      -----------------------------------
(Dollars in millions)                                   6/29/02               6/30/01
                                                      -------------        --------------
Revenues
GE Commercial Finance                                  $     3,825          $      3,210
GE Consumer Finance                                          2,344                 2,175
GE Equipment Management                                      1,035                 1,047
GE Insurance                                                 3,241                 3,651
All Other GECC                                               1,230                 1,595
                                                      -------------        --------------
     Total revenues                                    $    11,675          $     11,678
                                                      =============        ==============
Net earnings
GE Commercial Finance                                  $       702          $        645
GE Consumer Finance                                            449                   401
GE Equipment Management                                         66                   171
GE Insurance                                                   234                   288
All Other GECC                                                 121                    37
                                                      -------------        --------------
   Net earnings                                              1,572                 1,542
Amortization of goodwill                                         -                  (116)
                                                      -------------        --------------
     Net Earnings - as reported                        $     1,572          $      1,426
                                                      =============        ==============

     The above table only includes the results of the portions of the listed GE Businesses and All Other GECC that are included within GECC.

     Following is a discussion of revenue and net earnings from operating segments within GECS (excluding goodwill amortization),including those entities included within GECS but not GECC, with a reconciliation to the GECC-only results. The most significant component of these reconciliations is the exclusion from the GE Insurance segment at GECC of the results of the GECS subsidiary Employers Reinsurance Corporation, which is a direct subsidiary of GE Global Insurance Holdings.

         GE Commercial Finance

                                                               Second quarter ended
                                                           ------------------------------
(Dollars in millions)                                        6/29/02           6/30/01
                                                           -----------        -----------

Revenues
Commercial Equipment Financing                               $  1,170          $     997
Real Estate                                                       557                461
Aviation Services (GECAS)                                         683                589
Structured Finance Group                                          296                275
Commercial Finance                                                554                436
Vendor Financial Services                                         554                487
Other GE Commercial Finance                                        69                  -
                                                           -----------        -----------
     Total revenues                                             3,883              3,245
Less portion of GE Commercial Finance not included in GECC        (58)               (35)
                                                           -----------        -----------
        Total revenues in GECC                               $  3,825          $   3,210
                                                           ===========        ===========
Net earnings
Commercial Equipment Financing                               $    165          $     119
Real Estate                                                       133                123
Aviation Services (GECAS)                                         117                155
Structured Finance Group                                          125                106
Commercial Finance                                                138                 92
Vendor Financial Services                                          74                 62
Other GE Commercial Finance                                       (24)                (1)
                                                           -----------        -----------
     Net earnings                                                 728                656
Less portion of GE Commercial Finance not included in GECC        (26)               (11)
                                                           -----------        -----------
        Net earnings in GECC                                 $    702          $     645
                                                           ===========        ===========

     GE Commercial Finance revenues and net earnings increased 20% and 11%, respectively, in the second quarter of 2002 compared with the second quarter of 2001. The increase in revenues principally reflected acquisitions across all businesses, including revenues associated with Structured Finance Group's equity method investment in SES Global (acquired in the fourth quarter of 2001). The increase in net earnings reflected contributions from acquisitions, including net income associated with Structured Finance Group's equity method investment in SES Global, partially offset by higher credit losses and lower gains. Other GE Commercial Finance includes results of the Healthcare Financial Services business, which was created primarily from assets acquired in the October 2001 acquisition of Heller Financial, Inc. ("Heller").


         GE Consumer Finance
                                                               Second quarter ended
                                                           ------------------------------
(Dollars in millions)                                       6/29/02             6/30/01
                                                           -----------        -----------
Revenues
Global Consumer Finance                                      $  1,501         $   1,370
GE Card Services                                                  962               956
Other GE Consumer Finance                                           -                 -
                                                           -----------        -----------
     Total revenues                                             2,463             2,326
Less portion of GE Consumer Finance not included in GECC         (119)             (151)
                                                           -----------        -----------
        Total revenues in GECC                               $  2,344         $   2,175
                                                           ===========        ===========
Net earnings
Global Consumer Finance                                      $    323         $     242
GE Card Services                                                  176               187
Other GE Consumer Finance                                          (1)               (1)
                                                           -----------        -----------
     Net earnings                                                 498               428
Less portion of GE Consumer Finance not included in GECC          (49)              (27)
                                                           -----------        -----------
        Net earnings in GECC                                 $    449         $     401
                                                           ===========        ===========

     GE Consumer Finance revenues increased 6% and net earnings increased 16% compared with the second quarter of 2001. Segment revenues increased principally because of acquisitions; net earnings increased as a result of volume growth, acquisitions and increased productivity, the combination of which more than offset lower securitization gains at GE Card Services.

         GE Equipment Management
                                                               Second quarter ended
                                                           ------------------------------
(Dollars in millions)                                       6/29/02             6/30/01
                                                           ------------------------------
Revenues
GE Equipment Management revenues                            $   1,050          $   1,061
Less portion of GE Equipment Management not included in
GECC                                                              (15)               (14)
                                                           -----------        -----------
        Total revenues in GECC                              $   1,035          $   1,047
                                                           ===========        ===========
Net earnings
GE Equipment Management net earnings                        $      66          $     171
Less portion of GE Equipment Management not included in
GECC                                                                -                  -
                                                           -----------        -----------
        Net earnings in GECC                                $      66          $     171
                                                           ===========        ===========

     GE Equipment Management revenues and net earnings decreased 1% and 61%, respectively in the second quarter of 2002. The decrease in net earnings is principally attributable to prior year tax benefits from a restructuring at Penske.


       GE Insurance
                                                                Second quarter ended
                                                           -------------------------------
(Dollars in millions)                                       6/29/02             6/30/01
                                                           -----------        ------------
Revenues
GE Financial Assurance                                      $   2,817          $    3,198
Mortgage Insurance                                                256                 270
GE Global Insurance Holdings                                    2,076               2,565
Other GE Insurance                                                114                 146
                                                           -----------        ------------
     Total revenues                                             5,263               6,179
Less portion of GE Insurance not included in GECC              (2,022)             (2,528)
                                                           -----------        ------------
         Total revenues in GECC                             $   3,241          $    3,651
                                                           ===========        ============
Net earnings
GE Financial Assurance                                      $      53          $      149
Mortgage Insurance                                                133                  93
GE Global Insurance Holdings                                     (236)                140
Other GE Insurance                                                 53                  46
                                                           -----------        ------------
     Net earnings                                                   3                 428
Less portion of GE Insurance not included in GECC                 231                (140)
                                                           -----------        ------------
         Net earnings in GECC                               $     234          $      288
                                                           ===========        ============

     GE Insurance revenues decreased 15% in the second quarter of 2002 primarily as a result of reduced premiums, primarily resulting from $325 million of pre-tax adjustments to estimates of prior-year loss events at GE Global Insurance Holdings, reduced net investment gains, including impairment of $167 million pretax ($110 million after tax) of WorldCom, Inc. bonds at GE Financial Assurance, and the planned transition of the restructured Toho insurance policies at GE Financial Assurance. GE Financial Assurance had $42 million remaining exposure to WorldCom, Inc. at June 29, 2002. The primary influence on segment net earnings during the second quarter of 2002 was $350 million of after-tax adjustments (including both reduced revenues and increased costs) to estimates of prior-year loss events at GE Global Insurance Holdings. In addition, comparative earnings were affected by reduced net investment gains, including the impairment of investments at GE Financial Assurance, and lower securitization gains.


       All Other GECC
                                                               Second quarter ended
                                                           ------------------------------
(Dollars in millions)                                       6/29/02             6/30/01
                                                           ------------------------------
Revenues
IT Solutions                                                $     994          $   1,090
GE Equity                                                         (87)               (21)
Americom                                                            -                118
Other                                                             286                401
                                                           -----------       ------------
     Total revenues                                             1,193              1,588
Less portion of All Other not included in GECC                     37                  7
                                                           -----------       ------------
        Total revenues in GECC                               $  1,230          $   1,595
                                                           ===========       ============
Net earnings
IT Solutions                                                $       7          $      (4)
GE Equity                                                         (85)               (64)
Americom                                                            -                 34
Other                                                             110                (38)
                                                           -----------       ------------
     Net earnings                                                  32                (72)
Less portion of All Other not included in GECC                     89                109
                                                           -----------       ------------

        Net earnings in GECC                                $     121          $      37
                                                           ===========       ============

     All Other GECS includes, pursuant to SFAS 131, GECS activities and businesses that management has chosen not to allocate to one of the four GECS segments.

     The following comments relate to the table above:

o GE Equity -- GE Equity manages equity investments in early-stage, early growth, pre-IPO companies. GE Equity revenues include income, gains and losses on such investments. During the second quarter of 2002, losses on GE Equity's investments exceeded gains and other investment income, resulting in negative revenues.

o Other -- Other includes GECS corporate function expenses, liquidating businesses and other non-segment aligned operations, the most significant of which were Auto Financial Services (AFS), Mortgage Services, and GE Auto and Home. The decrease in revenues in the second quarter of 2002 primarily relates to Auto Financial Services, which stopped accepting new business in 2000. The increase in Other net earnings in the second quarter of 2002 reflects a tax settlement with the IRS resulting from revised IRS regulations, allowing the deductibility of previously realized losses associated with the prior disposition of Kidder Peabody preferred stock, and the recovery of state tax benefits. Corporate expenses were also lower in the second quarter of 2002.

B.   Results of Operations - First half of 2002 compared with first half of 2001

Overview

     GECC net earnings before accounting changes (discussed in notes 3 and 4 to the condensed, consolidated financial statements) for the first six months of 2002 were $3,177 million, a $411 million (15%) increase from the first six months of 2001. Excluding the effect of the prior year goodwill amortization ($235 million after tax), net earnings before accounting changes increased 6%, reflecting contributions from acquisitions, productivity and origination growth, as well as, lower taxes, the combination of which was partially offset by increased credit losses, $312 million lower after tax gains from investment securities (including $110 million after tax impairment on WorldCom, Inc. bonds) and $109 million after tax of lower gains on securitizations. Contributions from acquired companies to net earnings in the first six months of 2002 and 2001 included approximately $317 million and $37 million, respectively. Acquisitions are integrated as quickly as possible; only earnings during the first 12 months following the quarter in which the acquisition is completed are considered to be related to acquired companies.

Operating Results

     Total revenues decreased $676 million (3%) to $23,080 million for the first six months of 2002, compared with $23,756 million for the first six months of 2001. This decrease primarily resulted from reduced market interest rates, volume decreases at IT Solutions, the absence of revenues from Americom which was divested in the fourth quarter of 2001, lower securitization gains, and portfolio losses at GE Financial Assurance (including $167 million ($110 million after tax) of pretax impairments on WorldCom, Inc. bonds), the combination of which were partially offset by acquisitions.

     Interest expense on borrowings for the first six months of 2002 was $4,511 million, 14% lower than for the first six months of 2001. The decrease reflected the effects of lower interest rates, partially offset by the effects of higher average borrowings used to finance acquisitions and asset growth. The average composite interest rate on GECC's borrowings for the first six months of 2002 was 4.02% compared with 5.59% in the first six months of 2001.

     Operating and administrative expenses were $6,033 million for the first six months of 2002, an 8% decrease over the first six months of 2001. The decrease primarily reflected productivity gains in the GE Insurance, GE Consumer Finance and GE Equipment Management segments and a decrease in amortization expense related to goodwill, as in accordance with SFAS 142 GECC ceased amortizing goodwill effective January 1, 2002. These decreases were partially offset by operating and administrative expenses associated with recent acquisitions.

     Cost of goods sold is associated with activities of GECC's computer equipment distribution business. This cost amounted to $1,564 million for the first six months of 2002, compared with $1,827 million for the first six months of 2001. The decrease primarily reflected volume declines at IT Solutions.

     Insurance losses and policyholder and annuity benefits decreased $113 million to $3,940 million for the first six months of 2002, compared with the first six months of 2001. The decrease is primarily a result of reduced premium volume at GE Financial Assurance and favorable development on prior year loss reserves at Mortgage Insurance, partially offset by the effects of business acquisitions.

     Provision for losses on financing receivables were $1,410 million for the first six months of 2002 compared with $907 million for the first six months of 2001. These provisions principally relate to consumer receivables and leases (private-label credit cards, bank credit cards, personal loans and auto loans) as well as commercial receivables (commercial, industrial, and equipment loans and leases), all of which are discussed below under Portfolio Quality. The increase in the provision reflected higher average receivable balances, while the mix of commercial receivables, which historically have lower losses than consumer receivables, increased as a percentage of the total portfolio. The increase also reflected increased reserve requirements in the GE Commercial Finance businesses consistent with economic trends. Future provisions for losses will depend primarily on the size of the portfolio, which is expected to continue to grow, and on associated business and economic conditions.

     Depreciation and amortization of buildings and equipment and equipment on operating leases increased to $1,704 million for the first six months of 2002, compared with $1,578 million for the first six months of 2001. The increase was principally the result of higher levels of equipment on operating leases, primarily reflecting origination growth and acquisitions.

     Provision for income taxes was $692 million for the first six months of 2002 (an effective tax rate of 17.9%), compared with $743 million for the first six months of 2001 (an effective tax rate of 21.2%). The lower effective tax rate primarily reflected the impact of increased low taxed earnings from international operations, and the benefits of a settlement with the IRS resulting from revised IRS regulations, allowing the deductibility of previously realized losses associated with the prior disposition of Kidder Peabody preferred stock that were larger than the prior year tax benefits from restructuring at Penske.

Operating Segments

     Revenues and net earnings before accounting changes of GECC, by reorganized operating segment, for the first six months of 2002 and 2001 are summarized and discussed below. First half of 2002 and 2001 amounts have been reclassified to conform to the new business segments formed as a consequence of the reorganization of the Corporation's businesses as announced by its parent, General Electric Company ("GE") on July 26, 2002 and changes in the amortization of goodwill, effective as of January 1, 2002.

     Consolidated
                                                                    Six months ended
                                                           -----------------------------------
(Dollars in millions)                                         6/29/02              6/30/01
                                                           --------------       --------------
Revenues
GE Commercial Finance                                       $      7,374          $     6,547
GE Consumer Finance                                                4,612                4,463
GE Equipment Management                                            2,053                2,124
GE Insurance                                                       6,659                7,191
All Other GECC                                                     2,382                3,431
                                                           --------------       --------------
     Total revenues                                         $     23,080          $    23,756
                                                           ==============       ==============
Net earnings
GE Commercial Finance                                       $      1,403          $     1,294
GE Consumer Finance                                                  951                  831
GE Equipment Management                                              140                  256
GE Insurance                                                         559                  570
All Other GECC                                                       124                   50
                                                           --------------       --------------
      Total earnings before accounting changes                     3,177                3,001
Cumulative effect of accounting changes                           (1,015)                (158)
                                                           --------------       --------------
    Net earnings                                                   2,162                2,843
Amortization of goodwill                                               -                 (235)
                                                           --------------       --------------
     Net Earnings - as reported                             $      2,162          $     2,608
                                                           ==============       ==============

     The above table only includes the results of the portions of the listed GE Businesses and All Other GECC that are included within GECC.

     Following is a discussion of revenue and net earnings from operating segments within GECS, including those entities included within GECS but not GECC, with a reconciliation to the GECC-only results, reflecting GECS reorganized segments as announced on July 26, 2002. The most significant component of these reconciliations is the exclusion from the GE Insurance segment at GECC of the results of the GECS subsidiary Employers Reinsurance Corporation, which is a direct subsidiary of GE Global Insurance Holdings.


         GE Commercial Finance
                                                                 Six months ended
                                                           ------------------------------
(Dollars in millions)                                         6/29/02           6/30/01
                                                           -----------        -----------

Revenues
Commercial Equipment Financing                               $  2,251          $   1,953
Real Estate                                                     1,018              1,059
Aviation Services (GECAS)                                       1,251              1,105
Structured Finance Group                                          592                587
Commercial Finance                                              1,164                960
Vendor Financial Services                                       1,089                958
Other GE Commercial Finance                                       113                  -
                                                           -----------        -----------
     Total revenues                                             7,478              6,622
Less portion of GE Commercial Finance not included in GECC
                                                                 (104)               (75)
                                                           -----------        -----------
        Total revenues in GECC                               $  7,374          $   6,547
                                                           ===========        ===========

Net earnings
Commercial Equipment Financing                               $    333          $     239
Real Estate                                                       295                255
Aviation Services (GECAS)                                         212                285
Structured Finance Group                                          254                212
Commercial Finance                                                245                205
Vendor Financial Services                                         141                119
Other GE Commercial Finance                                       (31)                (2)
                                                           -----------        -----------
     Net earnings                                               1,449              1,313
Less portion of GE Commercial Finance not included in GECC        (46)               (19)
                                                           -----------        -----------
        Net earnings in GECC                                 $  1,403          $   1,294
                                                           ===========        ===========

     GE Commercial Finance revenues and net earnings increased 13% and 10%, respectively, in the first six months of 2002 compared with the first six months of 2001. The increase in segment revenues principally reflected acquisitions across all businesses, including revenues associated with Structured Finance Group's equity method investment in SES Global (acquired in the fourth quarter of 2001), partially offset by decreased market interest rates. Growth in GE Commercial Finance net earnings reflected the results of acquisitions, including net income associated with Structured Finance Group's equity method investment in SES Global, partially offset by higher credit losses and reduced asset gains. Other GE Commercial Finance principally includes the results of the Healthcare Financial Services business, which was created primarily from assets acquired in the October 2001 acquisition of Heller.


         GE Consumer Finance
                                                                 Six months ended
                                                           ------------------------------
(Dollars in millions)                                        6/29/02            6/30/01
                                                           -----------        -----------
Revenues
Global Consumer Finance                                      $  2,971         $    2,688
GE Card Services                                                1,865              2,078
Other GE Consumer Finance                                          (1)                 1
                                                           -----------        -----------
     Total revenues                                             4,835              4,767
Less portion of GE Consumer Finance not included in GECC         (223)              (304)
                                                           -----------        -----------
       Total revenues in GECC                                $  4,612         $    4,463
                                                           ===========        ===========

Net earnings
Global Consumer Finance                                      $    643         $      539
GE Card Services                                                  387                364
Other GE Consumer Finance                                          (2)                (2)
                                                           -----------        -----------
     Net earnings                                               1,028                901
Less portion of GE Consumer Finance not included in GECC          (77)               (70)
                                                           -----------        -----------
       Net earnings in GECC                                  $    951         $      831
                                                           ===========        ===========

     GE Consumer Finance net earnings increased 14% on revenues that were 1% higher compared with the first six months of 2001. Segment revenues were positively affected by acquisitions and volume growth, substantially offset by reduced revenues related to exited businesses and lower securitizations gains at GE Card Services. The increase in GE Consumer Finance net earnings reflects acquisitions and volume growth, the combination of which was partially offset by lower securitization gains at GE Card Services.

          GE Equipment Management
                                                                 Six months ended
                                                           ------------------------------
(Dollars in millions)                                       6/29/02             6/30/01
                                                           ------------------------------
Revenues
GE Equipment Management revenues                           $    2,081         $    2,153
Less portion of GE Equipment Management not included in
GECC                                                              (28)               (29)
                                                           -----------        -----------
        Total revenues in GECC                             $    2,053         $    2,124
                                                           ===========        ===========
Net earnings
GE Equipment Management net earnings                       $      140         $      256
Less portion of GE Equipment Management not included in
GECC                                                                -                  -
                                                           -----------        -----------
        Net earnings in GECC                               $      140         $      256
                                                           ===========        ===========

     GE Equipment Management revenues decreased 3% and net earnings decreased 45% in the first six months of 2002 compared with the corresponding period in 2001. The decrease in GE Equipment Management revenues principally reflected decreased utilization. The decrease in net earnings principally reflected prior year tax benefits from a restructuring at Penske.

     GE Insurance
                                                                   Six months ended
                                                           ----------------------------------
(Dollars in millions)                                         6/29/02            6/30/01
                                                           ----------------------------------
Revenues
GE Financial Assurance                                      $     5,800          $     6,298
Mortgage Insurance                                                  536                  579
GE Global Insurance Holdings                                      4,483                5,062
Other GE Insurance                                                  212                  228
                                                           -------------        -------------
     Total revenues                                              11,031               12,167
Less portion of GE Insurance not included in GECC                (4,372)              (4,976)
                                                           -------------        -------------
        Total revenues in GECC                              $     6,659          $     7,191
                                                           =============        =============
Net earnings
GE Financial Assurance                                      $       226          $       308
Mortgage Insurance                                                  233                  217
GE Global Insurance Holdings                                       (156)                 286
Other GE Insurance                                                  107                   46
                                                           -------------        -------------
     Net earnings                                                   410                  857
Less portion of GE Insurance not included in GECC                   149                 (287)
                                                           -------------        -------------
        Net earnings in GECC                                $       559          $       570
                                                           =============        =============

     GE Insurance revenues decreased 9% in the first six months of 2002, primarily as a result of reduced premiums resulting from $325 million of pretax adjustments to estimates of prior-year loss events at GE Global Insurance Holdings, reduced net investment gains, including impairment of $167 million pretax ($110 million after tax) of WorldCom, Inc. bonds at GE Financial
Assurance, and the planned transition of the restructured Toho insurance policies at GE Financial Assurance. GE Financial Assurance had $42 million remaining exposure to WorldCom, Inc. at June 29, 2002. Net earnings decreased 52% in the first six months of 2002, resulting from $385 million of after tax adjustments (including both reduced revenues and increased costs) to estimates of prior-year loss events at GE Global Insurance Holdings, as well as reduced net investment gains, including the losses recognized on the impairment of investments at GE Financial Assurance, and lower securitization gains.


       All Other GECC
                                                                 Six months ended
                                                           ------------------------------
(Dollars in millions)                                        6/29/02            6/30/01
                                                           ------------------------------
Revenues
IT Solutions                                                $   1,910          $   2,311
GE Equity                                                        (142)              (110)
Americom                                                            -                355
Other                                                             558                857
                                                           -----------       ------------
     Total revenues                                             2,326              3,413
Less portion of All Other not included in GECC                     56                 18
                                                           -----------       ------------
        Total revenues in GECC                              $   2,382          $   3,431
                                                           ===========       ============
Net earnings
IT Solutions                                                $       5          $      (7)
GE Equity                                                        (155)              (181)
Americom                                                            -                125
Other                                                             107               (113)
                                                           -----------       ------------
     Net earnings                                                 (43)              (176)
Less portion of All Other not included in GECC                    167                226
                                                           -----------       ------------
        Net earnings in GECC                                $     124          $      50
                                                           ===========       ============

     All Other GECS includes, pursuant to SFAS 131, GECS activities and businesses that management has chosen not to allocate to one of the four GECS segments.

     The following comments relate to the table above:

o GE Equity -- GE Equity manages equity investments in early-stage, early growth, pre-IPO companies. GE Equity revenues include income, gains and losses on such investments. During the first six months 2002, losses on GE Equity's investments exceeded gains and other investment income, resulting in negative revenues.

o Other -- Other includes GECS corporate function expenses, liquidating businesses and other non-segment aligned operations, the most significant of which were Auto Financial Services (AFS), Mortgage Services, and GE Auto and Home. The decrease in Other revenues primarily relates to Auto Financial Services, which stopped accepting new business in 2000. The increase in Other net earnings reflects a tax settlement with the IRS resulting from revised IRS regulations, allowing the deductibility of previously realized losses associated with the prior disposition of Kidder Peabody preferred stock, and the recovery of state tax benefits. Corporate expenses were also lower in the first six months of 2002.

Portfolio Quality

     Financing receivables is the largest category of assets for GECC and represents one of its primary sources of revenues. The portfolio of financing receivables, before allowance for losses, increased to $188.8 billion at June 29, 2002, from $176.0 billion at the end of 2001, primarily reflecting acquisitions, as well as the effects of foreign currency translation of financing receivables, in excess of securitizations. The related allowance for losses at June 29, 2002 amounted to $5.2 billion ($4.7 billion at the end of 2001) and represents management's best estimate of probable losses inherent in the portfolio. A discussion about the quality of certain elements of the portfolio of financing receivables follows. "Nonearning" receivables are those that are 90 days or more delinquent (or for which collection has otherwise become doubtful) and "reduced-earning" receivables are commercial receivables whose terms have been restructured to a below-market yield.

     Consumer financing receivables, primarily credit card and personal loans and auto loans and leases, were $60.4 billion at June 29, 2002 ($50.8 billion at December 31, 2001). Nonearning consumer receivables at June 29, 2002 were consistent with year-end 2001, at $1.5 billion, about 2.4% of outstandings at June 29, 2002, and about 3.0% of outstandings at December 31, 2001. Write-offs of consumer receivables were $0.8 billion for the first six months of both 2002 and 2001.

     Commercial financing receivables, which totaled $128.4 billion at June 29, 2002 ($125.2 billion at December 31, 2001), consisted of a diverse commercial, industrial and equipment loan and lease portfolio. Related nonearning and reduced-earning receivables were $2.5 billion at June 29, 2002, about 1.9% of outstandings, compared with $1.7 billion, about 1.4% of outstandings at year-end 2001. The increase is primarily driven by nonearning and reduced-earning receivables associated with Heller of approximately $430 million; at December 31, 2001, $408 million of such loans were earning but classified as impaired. The increase also related to several bankruptcies and deal restructurings involving primarily middle-market customers, including a significant amount related to the telecommunications industry. These receivables are generally backed by assets and are covered by reserves for probable losses. Such reserves are based on management's best estimates and changes to these provisions will be dependent on future associated business and economic conditions. At June 29, 2002 and December 31, 2001, the portfolio included loans and leases on commercial aircraft of $24.2 billion and $21.5 billion, respectively.

     Investment securities comprise principally investment grade debt securities held by GE Financial Assurance and the other GE Insurance businesses and were $84.5 billion, including gross unrealized gains and losses of $2.2 billion and $1.7 billion, respectively, at June 29, 2002 ($78.7 billion, including gross unrealized gains and losses of $1.8 billion and $2.4 billion, respectively, as of December 31, 2001). Investment securities are regularly reviewed for impairment based on criteria that include the extent to which cost exceeds market value, the duration of that market decline and the financial health and specific prospects for the issuer. Of those securities whose carrying amount exceeds fair value at June 29, 2002, and based upon application of GECC's accounting policy for impairment, approximately $560 million of portfolio value is at risk of being charged to earnings in the second half of 2002. Impairment losses recognized for the first six months of 2002 were $415 million, including $323 million ($210 million after-tax) from the telecommunications and cable industries, of which $167 million ($110 million after-tax) was recognized in the second quarter of 2002 due to the events relating to WorldCom, Inc.

     In recent periods the telecommunication and cable industries have experienced significant volatility. GECC investments in (primarily within financing receivables and investment securities), and commitments to these industries aggregate approximately $12.2 billion as of June 29, 2002. These investments are subject to GECC policies for reserving (on financing receivables) and other than temporary impairment, as appropriate; any future losses will be dependent upon associated business and economic conditions.


Liquidity

     The major debt-rating agencies evaluate the financial condition of GECC. Factors that are important to the ratings of GECC include the following: cash generating ability - including cash generated from operating activities; earnings quality - including revenue growth and the breadth and diversity of sources of income; leverage ratios - such as debt to total capital and interest coverage; and asset utilization, including return on assets and asset turnover ratios. Considering those factors, as well as other criteria appropriate to GECC, those major rating agencies continue to give the highest ratings to debt of GECC (long-term credit rating AAA/Aaa; short-term credit rating A-1+/P-1).

     Global commercial paper markets are a primary source of cash for GECC. GECC is the most widely-held name in those markets. GECC began the year with $111 billion of commercial paper, about 48% of total debt outstanding at December 31, 2001, and at the end of the second quarter of 2002 had $76 billion of commercial paper outstanding, about 31% of total debt outstanding at June 29, 2002. GECC now targets a ratio for commercial paper as a percent of outstanding debt of 25% to 35%.

     As of June 29, 2002, GECC held approximately $54 billion of contractually committed lending agreements with highly-rated global banks and investment banks an increase of $21 billion since December 31, 2001. When considering the contractually committed lending agreements as well as other sources of liquidity, including medium and long-term funding, monetization, asset securitization, cash receipts from GECC lending and leasing activities, short term secured funding on global assets, and potential asset sales, management believes it could achieve an orderly transition from commercial paper in the unlikely event of impaired access to the commercial paper market.

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     During the first half of 2002,  GECC  issued  approximately  $58 billion of long-term debt in U.S. and international markets. These funds were used primarily to reduce the amount of commercial paper outstanding, fund maturing long-term debt, and fund acquisitions and asset growth. GECC anticipates issuing approximately $20 billion to $40 billion of additional long-term debt using both U.S. and international markets during the remainder of 2002. The proceeds from such issuances will be used to fund maturing long-term debt, additional acquisitions and asset growth. The ultimate amount of debt issuances will depend upon the growth in assets, acquisition activity, availability of markets and movements in interest rates.

     GECC uses special purpose entities as described in the December 31, 2001, Annual Report on Form 10-K. Receivables held by special purpose entities as of June 29, 2002 and December 31, 2001, were $42.7 billion and $41.3 billion, respectively, and the maximum amount of liquidity support for commercial paper outstanding was about the same at $41.6 billion. The maximum recourse provided under credit support agreements increased from $14.3 billion at December 31, 2001, to $15 billion at June 29, 2002.

Other

     On July 26, 2002, General Electric Company ("GE") announced organizational changes that will result in the businesses that comprise GE Capital Services becoming four separate businesses, effective August 1, 2002: GE Commercial Finance, GE Insurance, GE Consumer Finance and GE Equipment Management. Each of these businesses will report directly to Jeff Immelt, Chairman and Chief Executive Officer of GE, and GE Vice Chairman Dennis Dammerman. GE Capital Services and GE Capital Corporation will remain as legal entities and continue as the major borrowers of funds necessary to support all of GE's financial services activities. For more detail, see the press release, dated July 26, 2002, filed as Exhibit 99.3 to this quarterly report.

Forward Looking Statements

     This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.



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